As filed with the Securities and Exchange Commission on November 18, 2008

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

MARRIOTT INTERNATIONAL, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

52-2055918

(I.R.S. Employer Identification Number)

10400 Fernwood Road

Bethesda, Maryland 20817

(301) 380-3000

(Address, Including Zip Code, and Telephone Number, Including Area Code,

of Registrant’s Principal Executive Offices)

Ward R. Cooper, Esq.

Marriott International, Inc.

Dept. 52/923.30

10400 Fernwood Road

Bethesda, Maryland 20817

(301) 380-7824

(Name, Address, Including Zip Code, and Telephone Number,

Including Area Code, of Agent for Service)

Copies to:

Stephanie Tsacoumis, Esq.

Gibson, Dunn & Crutcher LLP

1050 Connecticut Avenue, N.W.

Washington, DC 20036

(202) 955-8500

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered (2)	Amount to be Registered Proposed Maximum Offering Price Per Unit Proposed Maximum Aggregate Offering Price Amount of Registration Fee
Class A Common Stock, par value $0.01 per share
Preferred Stock, without par value
Debt Securities
Preferred Stock Rights (3)
Warrants	(1)
Depositary Shares (4)
Purchase Contracts
Total

(1)	An indeterminate aggregate offering price or number of securities of each identified class is being registered as may from time to time be offered at indeterminate prices. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities. In accordance with Rules 456(b) and 457(r), the registrant is deferring payment of all of the registration fee.

(2)	Any securities registered hereunder may be sold separately or as units with other securities registered hereunder.

(3)	Associated with the Class A Common Stock are preferred share purchase rights that will not be exercisable or evidenced separately from the Class A Common Stock prior to the occurrence of certain events.

(4)	Each depositary share will be issued under a deposit agreement and will be evidenced by a depositary receipt.

PROSPECTUS

MARRIOTT INTERNATIONAL, INC.

DEBT SECURITIES

COMMON STOCK

PREFERRED STOCK

WARRANTS

RIGHTS

DEPOSITARY SHARES

PURCHASE CONTRACTS

UNITS

We may from time to time offer to sell our debt securities, common stock or preferred stock, either separately or represented by warrants, depositary shares, rights or purchase contracts, as well as units that include any of these securities or securities of other entities. The debt securities may consist of debentures, notes or other types of debt. Our Class A Common Stock is listed on the New York Stock Exchange and trades under the ticker symbol “MAR.” The debt securities, preferred stock, warrants and purchase contracts may be convertible or exercisable or exchangeable for common or preferred stock or other securities of ours or debt or equity securities of one or more other entities.

We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. These securities also may be resold by security holders. We will provide specific terms of any securities to be offered in supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest.

Our principal executive offices are located at 10400 Fernwood Road, Bethesda, Maryland 20817. Our telephone number is (301) 380-3000.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 18, 2008

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WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or the SEC. You can inspect and copy these reports, proxy statements and other information at the public reference facilities of the SEC at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. The SEC also maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC (http://www.sec.gov).

Our annual, quarterly and current reports, proxy statements and other information are also made available free of charge on our investor relations website www.marriott.com/investor, as soon as reasonably practicable after we electronically file these materials with, or furnish them to, the SEC. We use our website as a channel of distribution for material company information. Important information, including financial information, analyst presentations, financial news releases, and other material information about us is routinely posted on and accessible at www.marriott.com/investor. You can also inspect reports and other information we file at the office of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

We have filed a registration statement and related exhibits with the SEC under the Securities Act of 1933, as amended. The registration statements contain additional information about us and the securities we may issue. You may inspect the registration statement and exhibits without charge at the office of the SEC at 100 F Street, N.E., Washington, D.C. 20549, and you may obtain copies from the SEC at prescribed rates.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring to those documents. We hereby “incorporate by reference” the documents listed below, which means that we are disclosing important information to you by referring you to those documents. The information that we file later with the SEC will automatically update and in some cases supersede this information. Specifically, we incorporate by reference the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	Our Annual Report on Form 10-K for the year ended December 28, 2007;

•	Our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 21, June 13 and September 5, 2008;

•	Our Current Reports on Form 8-K filed on February 8, February 14, February 26, April 17, June 2, June 10, July 10, September 10, October 2, October 3 and November 12, 2008;

•	Our Proxy Statement filed on March 26, 2008; and

•	Future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and before the termination of this offering.

You may request a copy of these filings at no cost by writing or telephoning us at the following address:

Corporate Secretary

Marriott International, Inc.

Marriott Drive, Department 52/862

Washington, D.C. 20058

(301) 380-3000

You should rely only on the information incorporated by reference or provided in this prospectus and any supplement. We have not authorized anyone else to provide you with other information.

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USE OF PROCEEDS

We will set forth in the applicable prospectus supplement our intended use for the net proceeds received by us for our sale of securities under this prospectus. We will not receive the net proceeds of any sales by selling security holders.

DESCRIPTION OF SECURITIES

We will set forth in the applicable prospectus supplement a description of the debt securities, common stock, preferred stock, warrants, rights, depositary shares, purchase contracts or units that may be offered under this prospectus.

Debt securities offered under this prospectus will be governed by a document called the “Indenture.” Unless we specify otherwise in the applicable prospectus supplement, the Indenture is a contract between us and The Bank of New York Mellon, as successor to JPMorgan Chase Bank, N.A., formerly known as The Chase Manhattan Bank, which acts as Trustee. A copy of the Indenture has been filed with the SEC. See “Where You Can Find More Information” for information on how to obtain a copy.

SELLING SECURITYHOLDERS

Information about selling securityholders, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment, or in filings we make with the SEC under the Exchange Act which are incorporated by reference.

LEGAL MATTERS

Our Law Department will pass upon the validity of any debt securities, preferred stock or common stock issued under this prospectus. Attorneys in our Law Department own shares of our common stock, and hold stock options, deferred stock and restricted stock awards under our 2002 Comprehensive Stock and Cash Incentive Plan and may receive additional awards under such plan in the future. Any underwriters will be represented by their own legal counsel.

UNDERWRITING AGREEMENT

We expect that debt and other securities will be offered pursuant to our Underwriting Agreement General Terms and Provisions, which contains, among other things, standard representations and warranties and other terms governing purchase of, and delivery of and payment for, the securities. The Underwriting Agreement General Terms and Provisions will be incorporated by reference into a Terms Agreement that is negotiated at the time of each offering. The terms of each offering will be set forth in a prospectus supplement.

EXPERTS

The consolidated financial statements of Marriott International, Inc. appearing in Marriott International, Inc.’s Annual Report (Form 10-K) for the year ended December 28, 2007 (including schedules appearing therein), and the effectiveness of Marriott International, Inc.’s internal control over financial reporting as of December 28, 2007, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.     Other Expenses of Issuance and Distribution

The following statement sets forth our expenses in connection with the offering described in the Registration Statement (all of which will be borne by us). All amounts shown are estimated.

SEC registration fee	$ *
Printing expenses	+
Legal fees and expenses	+
Accounting fees and expenses	+
Miscellaneous expenses	+
Trustee fees and expenses	+
Total	$

*	In accordance with Rule 456(b), we are deferring payment of the registration fee for the securities offered by this prospectus.
+	Estimated expenses are not presently known.

Item 15.     Indemnification of Directors and Officers

Article Eleventh and Article Sixteenth of the Company’s Restated Certificate of Incorporation (the “Certificate”) and Section 7.7 of the Company’s Amended and Restated Bylaws limit the personal liability of directors to the Company or its shareholders for monetary damages for breach of fiduciary duty. These provisions of the Company Certificate and Bylaws are collectively referred to herein as the “Director Liability and Indemnification Provisions.”

The Director Liability and Indemnification Provisions define and clarify the rights of individuals, including Company directors and officers, to indemnification by the Company in the event of personal liability or expenses incurred by them as a result of litigation against them. These provisions are consistent with Section 102(b)(7) of the Delaware General Corporation Law, which is designed, among other things, to encourage qualified individuals to serve as directors of Delaware corporations by permitting Delaware corporations to include in their certificates of incorporation a provision limiting or eliminating directors’ liability for monetary damages and with other existing Delaware General Corporation Law provisions permitting indemnification of certain individuals, including directors and officers. The limitations of liability in the Director Liability and Indemnification Provisions may not affect claims arising under the federal securities laws.

In performing their duties, directors of a Delaware corporation are obligated as fiduciaries to exercise their business judgment and act in what they reasonably determine in good faith, after appropriate consideration, to be the best interests of the corporation and its shareholders. Decisions made on that basis are protected by the so-called “business judgment rule.” The business judgment rule is designed to protect directors from personal liability to the corporation or its shareholders when business decisions are subsequently challenged. However, the expense of defending lawsuits, the frequency with which unwarranted litigation is brought against directors and the inevitable uncertainties with respect to the outcome of applying the business judgment rule to particular facts and circumstances mean that, as a practical matter, directors and officers of a corporation rely on indemnity from, and insurance procured by, the corporation they serve, as a financial backstop in the event of such expenses or unforeseen liability. The Delaware legislature has recognized that adequate insurance and indemnity provisions are often a condition of an individual’s willingness to serve as director of a Delaware corporation. The Delaware General Corporation law has for some time specifically permitted corporations to provide indemnity and procure insurance for its directors and officers.

This description of the Director Liability and Indemnification Provisions is intended as a summary only and is qualified in its entirety by reference to the Company Certificate and the Company Bylaws, each of which has been filed with the SEC.

Item 16.    Exhibits

Exhibit Number	Description	Incorporation by Reference
(where a report or registration statement is
indicated below, that document has been
previously filed with the SEC and the
applicable exhibit is incorporated by
reference thereto)

1.1	Underwriting Agreement General Terms and Provisions.	Exhibit 1.1 to our Form 8-K filed June 14, 2006 (File No. 001-13881).

4.1	Indenture dated as of November 16, 1998, between the Company and The Bank of New York Mellon, as successor to JPMorgan Chase Bank, N.A., formerly known as The Chase Manhattan Bank.	Exhibit 4.1 to our Form 10-K for the fiscal year ended January 1, 1999 (File No. 001-13881).

4.2	Restated Certificate of Incorporation of the Company.	Exhibit 3.(i) to our Form 8-K filed August 22, 2006 (File No. 001-13881).

4.3	Amended and Restated Bylaws of the Company, dated as of November 6, 2008.	Exhibit 3.(i) to our Form 8-K filed November 12, 2008 (File No. 001-13881).

4.4	Form of Company Common Stock Certificate.	Exhibit 4.5 to our Form S-3ASR filed December 8, 2005 (File No. 333-130212).

5	Opinion of the Law Department of the Company.	Filed herewith.

23.1	Consent of Ernst & Young LLP.	Filed herewith.

23.2	Consent of the Law Department of the Company.	Included in Exhibit 5 filed herewith.

24	Power of Attorney.	Included on the signature pages hereto.

25	Statement of Eligibility of The Bank of New York Mellon, as Trustee.	Filed herewith.

Item 17.     Undertakings

The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)     To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 and Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities in the post-effective amendment at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)    Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)   Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date;

(5)    That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)      Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)     Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)    The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)    Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)    That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been informed that in the opinion of the Securities and Exchange Commission this type of indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities and Exchange Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the undersigned registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Montgomery, State of Maryland, on November 18, 2008.

MARRIOTT INTERNATIONAL, INC.

By:	/s/ J.W. Marriott, Jr.
J.W. Marriott, Jr. Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Edward A. Ryan and Bancroft S. Gordon as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign any or all further amendments (including post-effective amendments) to this registration statement (and any additional registration statement related hereto permitted by Rule 462(b) promulgated under the Securities Act of 1933 (and all further amendments, including post-effective amendments, thereto)), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ J.W. Marriott, Jr.	Chairman of the Board, Chief Executive Officer and Director (Principal Executive Officer)	November 18, 2008
J.W. Marriott, Jr.

/s/ Arne M. Sorenson	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	November 18, 2008
Arne M. Sorenson

/s/ Carl T. Berquist	Executive Vice President, Financial Information and Enterprise Risk Management (Principal Accounting Officer)	November 18, 2008
Carl T. Berquist

S-1

/s/ John W. Marriott III	Vice Chairman of the Board and Director	November 18, 2008
John W. Marriott III

/s/ Mary K. Bush	Director	November 18, 2008
Mary K. Bush

/s/ Lawrence W. Kellner	Director	November 18, 2008
Lawrence W. Kellner

/s/ Debra L. Lee	Director	November 18, 2008
Debra L. Lee

/s/ George Muñoz	Director	November 18, 2008
George Muñoz

/s/ Harry J. Pearce	Director	November 18, 2008
Harry J. Pearce

/s/ Steven S Reinemund	Director	November 18, 2008
Steven S Reinemund

/s/ William J. Shaw	Director	November 18, 2008
William J. Shaw

/s/ Lawrence M. Small	Director	November 18, 2008
Lawrence M. Small

S-2

EXHIBIT INDEX

Exhibit Number	Description	Incorporation by Reference
(where a report or registration statement
is indicated below, that document has been
previously filed with the SEC and the
applicable exhibit is incorporated by
reference thereto)

1.1	Underwriting Agreement General Terms and Provisions.	Exhibit 1.1 to our Form 8-K filed June 14, 2006 (File No. 001-13881).

4.1	Indenture dated as of November 16, 1998, between the Company and The Bank of New York Mellon, as successor to JPMorgan Chase Bank, N.A., formerly known as The Chase Manhattan Bank.	Exhibit 4.1 to our Form 10-K for the fiscal year ended January 1, 1999 (File No. 001-13881).

4.2	Restated Certificate of Incorporation of the Company.	Exhibit 3.(i) to our Form 8-K filed August 22, 2006 (File No. 001-13881).

4.3	Amended and Restated Bylaws of the Company, dated as of November 6, 2008.	Exhibit 3.(i) to our Form 8-K filed November 12, 2008 (File No. 001-13881).

4.4	Form of Company Common Stock Certificate.	Exhibit 4.5 to our Form S-3ASR filed December 8, 2005 (File No. 333-130212).

5	Opinion of the Law Department of the Company.	Filed herewith.

23.1	Consent of Ernst & Young LLP.	Filed herewith.

23.2	Consent of the Law Department of the Company.	Included in Exhibit 5 filed herewith.

24	Power of Attorney.	Included on the signature pages hereto.

25	Statement of Eligibility of The Bank of New York Mellon, as Trustee.	Filed herewith.